Exhibit 10.39

Confidential

Via FedEx

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February 20, 2007

Robert Korzenski

4521 Sand Pit Road

Oshkosh, WI 54904

Dear Bob:

As you are aware, Solo Cup Company and one or more if its subsidiaries (“the Company”), may become involved in a Sale (as defined in Section 7 below) of its Hoffmaster business, including its Creative Expressions Group (“Hoffmaster”). Your contributions have been important to the success of Hoffmaster, and your active involvement in the marketing and sales effort leading up to a Sale, particularly in the area of communication with potential purchasers, is important to the Company. Therefore, on behalf of the Board of Directors of the Company, I am pleased to offer you this agreement (the “Agreement”), which will provide a financial incentive for you to remain with the Company through the date of Sale and to assist the Sale team as deemed warranted. The benefit provided to you by this Agreement, which is contingent upon the conditions set forth below, will be a lump sum payment of an amount between 33% and 66% of your current annual base salary, subject to Section 5 below, and will be determined by the Compensation Committee of the Company’s board of directors in its sole discretion.

The terms of this Agreement are as follows:

1. Success Bonus. You are eligible for a success bonus payment in the amount specified above (the “Success Bonus Payment”), subject to the terms and conditions of this Agreement. In the event that a Sale of Hoffmaster occurs during your employment with the Company (subject to Section 9 below) , the Success Bonus Payment will be paid to you in cash on the closing date of a Sale (“Closing Date”). If you violate any of the terms and conditions of this Agreement, including without limitation any of the covenants set forth in Section 2 below, you will forfeit your eligibility for the Success Bonus Payment.

2. Covenants. In consideration for the payment and agreements described in this Agreement, you agree, in addition to (and not in lieu of) any pre-existing covenants and obligations to the Company (whose terms shall not be affected by this Agreement), as follows:

(a) Confidentiality. You will not disclose to any party any (i) information concerning the existence of or terms contained in this Agreement, except to your spouse and your financial or legal adviser, provided that you take all reasonable measures to assure that he or she does not disclose the terms of this Agreement to any third party except as otherwise required by law; or (ii) information related to the Sale transaction including price, parties, arrangements, schedules and all related information pertinent to the solicitation, presentation, and closure of a Sale of Hoffmaster, except information which is required to be provided to any governmental agency and which becomes public information.

(b) Cooperation. You will agree to the terms and conditions contained in this Agreement by signing and returning the enclosed copy to the Company. During the period beginning on the date that you sign and return this Agreement to the Company and ending on the Closing Date, you will: (i) support the Company in a successful Sale of Hoffmaster, including, if and as requested by the Company, assistance in information preparation and communication with potential buyers in compliance with the processes established for this purpose; (ii) complete your assigned job duties and business objectives in a professional and businesslike manner; and (iii) maintain a positive work environment and provide leadership for associates of the Company.

(c) Continued Employment. You will remain an employee in good standing with the Company up to and including the Closing Date. If your employment with the Company is terminated for any reason prior to the Closing Date, you will not receive any Success Bonus Payment.

3. Assignment. The Company may assign any or all of its rights and obligations under this Agreement to any successor. You hereby consent to any such assignment and assumption. You may not assign your rights and obligations under this Agreement.

4. Binding Effect. This Agreement and all your rights hereunder shall inure to the benefit of and be enforceable by you and your personal and legal representatives, executors, administrators, successors and heirs. This Agreement and all of the Company’s obligations hereunder shall be binding upon the Company and its successors and assigns.

5. Taxes. The Company may withhold from any amounts payable under this Agreement all taxes that the Company reasonably determines to be required pursuant to any law, regulation, or ruling. However, it is your obligation to pay all required taxes on any amounts provided under this Agreement, regardless of whether withholding is required.

6. Governing Law. The provisions of this Agreement will be construed and enforced in accordance with the laws of the State of Illinois, determined without regard to its choice of law rules.

7. Definition of Sale. For purposes of this Agreement, a “Sale” will be deemed to occur upon the sale by the Company of all or substantially all of the assets of Hoffmaster, to any person or group that is not an affiliate of the Company.

8. Survival. The provisions of Sections 2(a) and 6 of this Agreement shall survive the termination of your employment.

9. Termination. This Agreement shall be terminated by the Company at any time upon written notice to you. If not so terminated before that date, this Agreement shall expire and terminate if a Sale is not completed on or before December 31, 2007.

Please indicate your acceptance by signing below and returning it to me within seven (7) days from the date of this letter.

Very truly yours,

/s/ Jeffrey W. Long
Jeffrey W. Long Chairman of the Compensation Committee Solo Cup Company Board of Directors

I accept and agree to the terms described above.

/s/ Robert M. Korzenski

Date:	March 28, 2007

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